STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is OncoVista, Inc., and the name of the corporation being merged into this surviving corporation is OncoVista Acquisition Corp.

SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is OncoVista, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on November 13, 2007.

SIXTH: The Agreement of Merger is on file at 14785 Omicron, Suite 104, San Antonio, Texas 78245, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 13th day of November , A.D., 2007

By:	/s/ Alexander L. Weis
Authorized Officer

Name:	Alexander L. Weis
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Title:	Chief Executive Officer